Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm as “Experts” in the Registration Statements (Form S-8) pertaining to the Dex Media, Inc. Equity Incentive Plan and the Dex Media, Inc. Amended and Restated Long-Term Incentive Plan and to the incorporation by reference therein of our report dated March 21, 2013, with respect to the consolidated financial statements of SuperMedia Inc, included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
September 11, 2013